UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2018

MARIMED INC.

(Exact name of registrant as specified in its charter)

Delaware	0-54433	27-4672745
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

26 Ossipee Road, Newton, Massachusetts	02464
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 795-5140

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 3.02. Unregistered Sales of Equity Securities.

Between November 15, 2017 and February 23, 2018, MariMed Inc. (the “Company”) sold an aggregate of 6,950,109 shares of common stock for a total of $2,828,000. The offerings were made at a discount to market at three separate price points to reflect the rising price of the stock during this period. No price point was set at a discount greater than 20% to market, resulting in a weighted average discount of 15% across all price points.

Between December 1, 2017 and February 19, 2018, holders of previously issued promissory notes totaling $1,250,000 converted such promissory notes into 2,510,490 shares of common stock at an average price per share of approximately $0.50.

On March 9, 2018, the Company converted 500,000 shares of Series A convertible preferred stock, including undeclared dividends on such stock, into 970,988 shares of common stock at an average conversion price per share of approximately $0.55.

As a result of the above, the Company issued (or will issue) an aggregate of 10,431,887 shares of common stock representing approximately 6.1% of previously reported total common stock outstanding on November 14, 2017. All shares were (or will be) issued in exempt private placement transactions under Section 4(2) of the Securities Act of 1933, as amended, to persons who were “accredited investors” without the use of public advertising or the payment of placement fees or commissions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARIMED INC.

Dated: March 14, 2018
	By:	/s/ ROBERT FIREMAN
Robert Fireman, CEO